Exhibit 99.1
RingCentral Announces CFO Transition
Sonalee Parekh to Step Down as CFO effective September 10, 2024
No Change to Outlook

Belmont, Calif. – September 3, 2024 – RingCentral, Inc. (NYSE: RNG), a leading global provider of trusted AI communications for businesses of all sizes, today announced that Sonalee Parekh has resigned as Chief Financial Officer, effective September 10, to accept a Chief Financial Officer role at a public company that is not a competitor, supplier or customer to RingCentral. The Company has initiated a search to identify a successor that will include both internal and external candidates.

Vlad Shmunis, Founder, Chairman and CEO of RingCentral, said, “On behalf of the Board and our entire team, I want to thank Sonalee for her many contributions to RingCentral, particularly improved profitability and free cash flow. She has been a trusted partner, and we wish her all the best in her future endeavors.”

Parekh said, “I want to thank Vlad and the Board for the opportunity to serve in this role and am incredibly proud of what we’ve accomplished during my time here. It has been a privilege to be a part of the RingCentral team, and I am confident that the Company is well positioned for continued success.”

Parekh’s departure is not due to any disagreement with the Company or the Board regarding its financial results, accounting principles, practices or financial statement disclosures. There are no changes to the Company’s outlook as previously issued in its Q2 earnings on August 1, 2024.
About RingCentral

RingCentral is a leading provider of trusted AI communications, contact center, sales intelligence, video and hybrid event solutions. RingCentral empowers businesses with conversation intelligence and unlocks rich customer and employee interactions to provide insights and improved business outcomes. With decades of expertise in reliable and secure cloud communications, RingCentral has earned the trust of hundreds of thousands of customers and millions of users worldwide. Visit ringcentral.com to learn more.

© 2024 RingCentral, Inc. All rights reserved. RingCentral and the RingCentral logo are trademarks of RingCentral, Inc.
Forward-Looking Statements

This press release contains “forward-looking statements,” including but not limited to, statements regarding our future financial results, our GAAP and non-GAAP guidance and changes to the Company’s leadership structure and the timing and benefits thereof. Forward-looking statements are subject to known and unknown risks and uncertainties, and are based on assumptions that may prove to be incorrect, which could cause actual results to differ materially from those expected or implied by the forward-looking statements. Refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our most recent Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, and in other filings we make with the Securities and Exchange Commission from time to time.

All forward-looking statements in this press release are based on information available to the Company as of the date hereof, and we undertake no obligation to update these forward-looking statements, to review or confirm analysts’ expectations, or to provide interim reports or updates on the progress of the current financial quarter.
Contacts
Investor Relations Contact:
Will Wong, RingCentral
650-450-4826
ir@ringcentral.com

Media Contact:
Jennifer Caukin, RingCentral
650-561-6348
jennifer.caukin@ringcentral.com